Exhibit 21.1

SUBSIDIARIES OF
MARTIN MIDSTREAM PARTNERS L.P.

Subsidiary	Jurisdiction of Organization
Martin Operating GP LLC	Delaware

Martin Operating Partnership L.P.	Delaware